Exhibit 99.1

Far Point’s Board of Directors Changes Recommendation to AGAINST Business Combination with Global Blue

May 7, 2020. New York, New York. Far Point Acquisition Corporation (NYSE: FPAC, FPAC.UN, and FPAC.WS), a special purpose acquisition company (“FPAC”), today announced that, after careful consideration and consultation with its management and outside legal advisors, its board of directors (“Board”):

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has unanimously determined that the previously announced business combination transaction (the “Transaction”) with Global Blue Group AG (“Global Blue”) is not advisable or fair to, or in the best interest of, FPAC and its stockholders; and

•	unanimously recommends that FPAC’s stockholders vote “AGAINST” the transaction when a vote occurs.

FPAC will continue to work with Global Blue under the terms of FPAC’s agreement with Global Blue and other parties (the “Merger Agreement”) to finalize the proxy statement (the “Proxy Statement”) and will call a special meeting of FPAC’s stockholders to vote on the Transaction as promptly as practicable. When filed, the Proxy Statement will elaborate on the reasons why the Board unanimously recommends that stockholders vote against the Transaction. The Board determined unanimously that failure to change its recommendation would reasonably be expected to constitute a breach of its fiduciary obligations to FPAC stockholders.

In addition, FPAC is withdrawing all previously announced guidance regarding the Transaction, its timing and, based on information received from Global Blue’s management, the forecasted results of Global Blue.

The Board’s decision to change its recommendation is based on a number of factors, including that:

(1) Global Blue management has informed FPAC that the ongoing COVID-19 pandemic is having a significant negative impact on Global Blue’s financial condition, revenues and results of operations; and

(2) FPAC management informed the Board that it no longer supports the Transaction and believes, based on its assessment of information received from Global Blue, that there is a likelihood that Global Blue will lack sufficient capital and liquidity to fund its operations and satisfy its financial obligations following the closing of the Transaction. FPAC’s management also informed the Board of its view that the current value of the Transaction to FPAC is far less than the value contemplated when the Board approved the Transaction.

If the Transaction is approved by FPAC stockholders, there remains a risk that one or more conditions to the closing, including whether Global Blue has suffered a material adverse effect and whether it can meet New York Stock Exchange listing requirements, will not be satisfied. FPAC reserves its rights to assert that those or other conditions to closing cannot be satisfied, as well as all other rights under the Merger Agreement. Accordingly, there is no certainty the Transaction will close prior to August 31, 2020, the date on which any party may terminate the Merger Agreement subject to its terms.

About Far Point

Far Point Acquisition Corporation (NYSE: FPAC) is a special purpose acquisition company organized under the laws of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses in the financial technology industry. The company completed its initial public offering on the NYSE in June 2018, raising $632 million from investors.

Additional Information

Global Blue Group Holding AG, the intended successor entity in the Transaction, has filed a Registration Statement on Form F-4 (File No. 333-236581) (the “Registration Statement”), which includes a preliminary prospectus and preliminary proxy statement. After the Registration Statement is declared effective, the definitive proxy statement and other relevant documents will be mailed to stockholders of FPAC as of a record date to be established for voting on the business combination. Stockholders of FPAC and other interested persons are advised to read the preliminary proxy statement/prospectus included in the Registration Statement, and when available, any amendments thereto, and the definitive proxy statement/prospectus in connection with FPAC’s solicitation of proxies for the special meeting to be held to approve the business combination because these documents will contain important information about FPAC, Global Blue, and the business combination. Stockholders can also obtain copies of the Registration Statement and, when available, the proxy statement/prospectus, without charge, by directing a request to: Far Point Acquisition Corporation, 18 West 18th Street, New York, NY 10011. These documents and FPAC’s annual and other reports filed with the Securities and Exchange Commission (the “SEC”) can also be obtained, as available, without charge, at the SEC’s internet site (http://www.sec.gov).

FPAC, Global Blue and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of FPAC in connection with the business combination. Stockholders of FPAC and other interested persons may obtain more information regarding the names and interests in the proposed business combination of FPAC’s directors and officers in FPAC’s filings with the SEC, including FPAC’s Annual Report on Form 10-K for the year-ended December 31, 2019, which was filed with the SEC on March 12, 2020. Additional information regarding the interests of such potential participants in the solicitation process is also included in the Registration Statement, and will be included in the definitive proxy statement/prospectus and other relevant documents when they are filed with the SEC

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